Exhibit 10.19

December 19, 2016

J. Kevin Buchi

Re:     Interim President and Chief Executive Officer Agreement
Dear Kevin:
On behalf of Impax Laboratories, Inc. (the “Company”), I am pleased to offer you the position of Interim President and Chief Executive Officer of the Company (“Interim Chief Executive Officer”) on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent President and Chief Executive Officer. While acting as Interim Chief Executive Officer, you will also continue to serve as a member of the Board of Directors of the Company (the “Board”). You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.
1. Term of Agreement. Your services as Interim Chief Executive Officer under this Agreement shall commence as of December 19, 2016 (the “Start Date”), and, subject to Section 6 hereof, your service as Interim Chief Executive Officer shall continue until the earliest to occur of: (i) the appointment of a permanent President and Chief Executive Officer, or (ii) your resignation from this position or the termination of your service by us (the date of the earliest to occur, the “Separation Date”). Your termination of employment as Interim Chief Executive Officer will not affect your service on the Board, which will remain subject to the Company’s bylaws.

2. Position and Duties. During the term of this Agreement, you shall serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. You agree that while serving as Interim Chief Executive Officer under this Agreement you shall use best efforts and devote such business time to the Company as reasonably necessary to manage the business as the Company searches for a permanent President and Chief Executive Officer.

3. Status. Your status with respect to the services you perform under this Agreement shall be as an employee of the Company. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.

4. Compensation and Benefits. In consideration for your services to the Company as Interim Chief Executive Officer, you shall receive the following compensation and benefits from the Company.

(a) Salary. During the period of time commencing on the Start Date and ending on the Separation Date (the “Employment Period”), the Company shall pay you a salary of $10,000 per week, which is equivalent to $520,000 per annum (as may be adjusted from time to time, the “Salary”), subject to required withholding and authorized deductions and payable in accordance with the Company’s standard payroll procedures for executives (currently, bi-weekly). You acknowledge and agree that during the Employment Period, your only compensation will consist of the Salary, and you will not be entitled to any additional fees or other compensation for serving as a member of the Board, provided, that the equity awards granted to you in connection with the commencement of your service as a member of the Board will continue to vest based on your service hereunder. Following the Employment Period, in the event you continue to serve as a member of the Board, you will receive fees and equity grants in accordance with the Company’s policy for non-employee members of the Board.

(b) Benefits. You will be entitled to participate in or receive benefits under the employee benefit plans made available by the Company to its executive-level employees subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans. You will be eligible to accrue personal time off (“PTO”) at the rate of 20 days per year, subject to, and in accordance with, the Company’s PTO policies applicable to Company executives. The Company reserves its right to alter or amend its benefit plans and programs at any time. For the avoidance of doubt, you will not be entitled to participate in the Company’s equity incentive program while employed hereunder.

(c) Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of your duties pursuant to this Agreement and in accordance with the Company’s general policies, including, reasonable travel between your home and the Company’s principal offices in New Jersey and California. Such expenses shall be reimbursed upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

5. Confidentiality. In connection with your employment hereunder, you must enter into the Company’s standard Employee Invention and Proprietary Information Agreement (the “Confidentiality Agreement”).

6. Termination. This Agreement may be terminated by you at any time for any or no reason upon reasonable notice to the Company in order to facilitate an orderly transition of your duties. This Agreement may be terminated by the Company at any time for any or no reason.

7. Miscellaneous.

(a) This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and this Agreement supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

(Signature Page Follows)

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.
Sincerely,

IMPAX LABORATORIES, INC.

By: /s/ Robert L. Burr
Robert L. Burr
Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ J. Kevin Buchi                    12/19/2016
J. Kevin Buchi                        Date